CERTIFICATION

J.P. Morgan Chase Commercial Mortgage Securities Trust 2007-LDP12
Commercial Mortgage Pass-Through Certificates
Series 2007-LDP12 (the "Trust")
Annual Compliance Statement per PSA Section 11.09

I, Michael F. Cocanougher, on behalf of J.E. Robert Company, Inc., as special servicer (the "Certifying Servicer"), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

1.	I have reviewed the Certifying Servicer’s activities during the preceding calendar year or portion thereof and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and
2.
To the best of my knowledge, based on my review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout such year or portion thereof.

Date: March 4, 2008

J.E. ROBERT COMPANY, INC.

By:    /s/ Michael F. Cocanougher
Michael F. Cocanougher
Director

Compliance Certification, Section 11.09
JPMCC 2006-LDP10
March 4, 2008

With copies to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.
ATTN: Dennis Schuh, Vice President
270 Park Avenue, 10th Floor
New York, NY 10017

LaSalle Bank National Association
Attn: Global Securities and Trust Services, J.P. Morgan 2007-LDP12
135 South LaSalle Street, Suite 1625
Chicago, IL 60603

Wells Fargo Bank, N.A.
as Master Servicer for J.P. Morgan 2007-LDP12
45 Freemont Street, 2nd Floor
San Francisco, CA 94105

Standard & Poor's Rating Services
Attn: CMBS Surveillance Group
55 Water Street
New York NY 10041-0003

Fitch
Attn: Commercial Mortgage Backed Securities Group
One State Street Plaza
New York, NY 1004